Hong Kong Highpower Technology Reports
Third Quarter 2008 Financial Results

HONG KONG AND SAN JOSE, CALIF., November 6, 2008 - Hong Kong Highpower Technology, Inc. (Amex: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) rechargeable batteries and related products, today announced financial results for the third quarter ended September 30, 2008.

Business Highlights

•   Generated gross margin of 17.2% on net sales of $20.5 million for third quarter 2008;
•   Earned net income of $0.02 per diluted share for third quarter 2008;
•   Maintained a healthy capital structure for ongoing growth initiatives and expansion plans;
•   Completed construction of Li-ion production lines and began manufacturing Li-ion products; and
•   Commenced construction of new Ni-MH facility in Huizhou, Guangdong Province, PRC, to provide three times manufacturing capacity.

“As expected, our third quarter sales were impacted by the slowing worldwide economic conditions, which mandated a decrease in product orders from and unit prices to two of our major customers,” said George Pan, Chairman and Chief Executive Officer of Hong Kong Highpower Technology. “We are moving proactively to mitigate the effects of these conditions and working diligently to solidify relationships and complete certifications with several new, large customers which could contribute significant revenue in 2009. We are also focused on opportunities to reduce expenses by further optimizing production and placing more effective controls on raw materials supply.

“With our healthy balance sheet and capital resources, we are well positioned to proceed with our initiatives through this challenging economic period. We offer highly marketable products that our customers rely on, and because we private label our products to minimize promotional and brandings costs, our attractive pricing enables us to compete globally and maintain large contracts with leading OEMs. While the current environment limits visibility to 2009, we are comfortable with our objectives for increasing our market share in the global rechargeable battery market.”

Hong Kong Highpower Technology

Third Quarter 2008 Financial Results

Net sales for the third quarter ended September 30, 2008 totaled $20.5 million, a year-over-year increase of 3.0% compared with $19.9 million for the third quarter ended September 30, 2007, and a quarter-over-quarter increase of 7.6% compared with $19.0 million for the second quarter 2008. The year-over-year increase was largely due to a 5% increase in the average selling price of battery units (which are adjusted in accordance with the fluctuating cost of nickel and the exchange rate between the U.S. Dollar and RMB), partially offset by a 2% decrease in the number of battery units sold.

Third quarter 2008 gross profit increased 34.6% to $3.5 million, compared with $2.6 million for the third quarter 2007. On a sequential basis, third quarter gross profit increased 4.1%, compared with $3.4 million for the second quarter 2008. Gross margin was 17.2% for the third quarter 2008, compared with 13.1% for the third quarter 2007 and 17.7% for the second quarter 2008. The improvement in gross margin in the current year reflects a stabilization of the market cost of nickel since September 2007.

Selling and distribution costs were $800,000 for the three months ended September 30, 2008, compared with $631,000 for the comparable period in 2007 and $548,000 for the second quarter 2008. The increase in selling and distribution costs in the third quarter 2008 was primarily due to expansion of the Company’s sales force.

General and administrative expenses, including stock-based compensation, were $1.9 million or 9.4% of net sales for the three months ended September 30, 2008, compared to $737,000, or 3.7% of net sales for the third quarter 2007, and $1.6 million or 8.3% of net sales for the second quarter 2008. The year-over-year increase as a percentage of net sales was due to increased labor costs, costs associated with the Company’s continuing obligations as a public Company as a result of its initial public offering of common stock and listing on the NYSE Alternext U.S. (formerly the American Stock Exchange), and stock-based compensation expenses.

The Company reported a loss on the exchange rate difference between the U.S. Dollar (“USD”) and the Renminbi (“RMB”) of $159,000 for the three months ended September 30, 2008. This compares with losses on the exchange rate difference of $184,000 and $331,000 for the third quarter 2007 and the second quarter 2008, respectively.

The Company recorded a provision for income taxes of $36,000 for the third quarter 2008, compared with provisions for income taxes of $58,000 for the third quarter 2007 and $64,000 for second quarter 2008.

Net income for the third quarter of 2008 was $399,000, or $0.02 per diluted share, based on 13.6 million weighted average shares outstanding. This compares with third quarter 2007 net income of $966,000, or $0.06 per diluted share, based on 14.8 million weighted average shares outstanding, and second quarter 2008 net income of $684,000, or $0.05 per diluted share, based on 12.9 million weighted average shares outstanding.

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Hong Kong Highpower Technology

Non-GAAP Financial Results

EBITDA for the third quarter ended September 30, 2008 totaled $730,000, compared with $1.2 million for the third quarter 2007 and $1.0 million for the second quarter 2008. The year-over-year decrease was primarily due to increased labor costs, costs associated with our initial public offering and listing on the NYSE Alternext U.S. (formerly the American Stock Exchange), increased stock-based compensation expenses and a one-time charge of change in fair value of warrants.

Hong Kong Highpower Technology considers and uses EBITDA, a financial measure not in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), as a supplemental measure of its operating performance. The Company defines EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization. The Company believes the use of EBITDA facilitates the use by investors of operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in such items as the book amortization of intangible assets (affecting relative amortization expense), the age and book value of facilities and equipment (affecting relative depreciation expense), and capital structure (affecting relative interest expense).  EBITDA is calculated as follows for the periods presented:

	Three Months Ended
	September 30		June 30
	2008	2007	2008
	$	$	$
Net income (loss)	289,356	838,119	684,247
Interest expense	159,063	189,446	194,017
Income taxes	35,683	57,916	64,298
Depreciation	99,792	81,532	88,285
Amortization	142,500	12,500	12,500
EBITDA	726,394	1,179,513	1,043,347

Balance Sheet

At September 30, 2008, Hong Kong Highpower Technology had cash and cash equivalents and restricted cash totaling $8.5 million, total assets of $51.4 million, working capital of $6.0 million and stockholders’ equity of $16.4 million. Bank credit facilities totaled $28.6 million at September 30, 2008, of which $15.4 million was available as unused credit.

Financial Targets for Full Year 2008

Hong Kong Highpower reiterated its previously disclosed financial targets for the year ending December 31, 2008. The Company expects net sales to be approximately $70.0 million to $75.0 million with a gross margin target of approximately 16%. The Company expects net income for the year ending December 31, 2008 to be $2.6 million to $2.8 million and EBITDA for the year to be $4.7 million to $5.0 million. The Company expects interest expense of approximately $0.9 million for the year, and depreciation and amortization of $0.8 million. Based on this, the Company expects a provision of income taxes of $0.4 million to $0.5 million for the full year 2008.

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Hong Kong Highpower Technology

Conference Call and Webcast

Management of Hong Kong Highpower Technology will host a conference call today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time to discuss third quarter 2008 financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800-891-5765 from the U.S., or 702-696-4830 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.haopengbattery.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 from the U.S., or 706-645-9291 from outside the U.S., and entering reservation code 70995744. A webcast replay will be available on the Company’s web site for one year.

About Hong Kong Highpower Technology, Inc.

Hong Kong Highpower Technology develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Hong Kong Highpower Technology’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Southeast Asia and Taiwan. For more information, visit www.haopengbattery.com.

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com.

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Hong Kong Highpower Technology

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are identified through use of the words “expect,” “project,” "target,” "continue," “believe,” and other words of similar meaning. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Hong Kong Highpower Technology, Inc. (“HPJ” or the “Company”) to differ materially from the results expressed or implied by such statements. These risks and uncertainties include, without limitation, the current economic downturn adversely affecting demand for the Company’s products, fluctuations in the cost of raw materials, the Company's dependence on, or inability to attract additional, major customers for a significant portion of its net sales, the Company’s ability to increase manufacturing capabilities to satisfy orders from new customers, changes in the laws of the PRC that affect the Company's operations, the Company’s ability to complete construction at its new manufacturing facility on time, the Company’s ability to control operating expenses and costs related to the construction of its new manufacturing facility, the devaluation of the U.S. Dollar relative to the Renminbi, the Company's dependence on the growth in demand for portable electronic devices and the success of manufacturers of the end applications that use its battery products, responsiveness to competitive market conditions, the Company’s ability to successfully manufacture Li-ion batteries in the time frame and amounts expected, the market acceptance of the Company’s Li-ion products, and changes in foreign, political, social, business and economic conditions that affect the Company’s production capabilities or demand for its products. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K, as amended, for the period ended December 31, 2007, and other reports the Company files under the Securities and Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Media and Investor inquiries:

Financial Profiles, Inc.
Kristen McNally / Brandi Floberg
(310) 277-4711
HPJ@finprofiles.com

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Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	20,473,472	19,879,829	57,326,510	51,886,178
Cost of sales	(16,961,664)	(17,269,784)	(47,731,537)	(45,372,444)

Gross profit	3,511,808	2,610,045	9,594,973	6,513,734
Depreciation	(49,792)	(31,532)	(130,448)	(85,576)
Selling and distributing costs	(799,666)	(631,203)	(1,761,386)	(1,579,491)
General and administrative costs, including stock-based compensation	(1,915,367)	(737,108)	(4,256,468)	(2,538,053)
Loss on exchange rate difference	(159,310)	(183,582)	(994,985)	(384,990)

Income from operations	587,673	1,026,620	2,451,686	1,925,624
Change in fair value of currency forwards	-	-	29,102	-
Change in fair value of warrants	(204,750)	-	(276,000)	-
Other income	101,179	58,861	325,833	132,724
Interest expenses	(159,063)	(189,446)	(559,830)	(438,086)

Income before taxes	325,039	896,035	1,970,791	1,620,262
Income taxes	(35,683)	(57,916)	(266,861)	(110,716)

Net income for the period	289,356	838,119	1,703,930	1,509,546

Other comprehensive income
- Foreign currency translation gain	109,161	127,959	857,900	391,428

Comprehensive income	398,517	966,078	2,561,830	1,900,974

Earnings per share of common stock
- Basic	0.02	0.06	0.13	0.10
- Diluted	0.02	0.06	0.13	0.10

Weighted average number of common stock
- Basic	13,562,596	14,798,328	13,088,737	14,798,328
- Dilutive	13,615,096	14,798,328	13,108,644	14,798,328

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Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$

ASSETS
Current Assets :
Cash and cash equivalents	4,034,618	1,489,262
Restricted cash	4,586,981	5,453,650
Accounts receivable	11,099,815	15,906,175
Notes receivable	53,567	386,482
Prepaid expenses and other receivables	4,508,703	2,501,796
Deferred charges - Stock-based compensation	346,667	-
Inventories, net	16,394,705	14,371,289

Total Current Assets	41,025,056	40,108,654
Deferred tax assets	251,782	28,277
Deposit paid for acquisition of machinery	-	1,115,123
Plant and equipment, net	6,032,330	3,789,382
Leasehold land	3,142,778	2,928,495
Intangible asset	912,500	950,000
Currency forward	29,102	-

TOTAL ASSETS	51,393,548	48,919,931

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	17,569,651	19,561,118
Other payables accrued liabilities	3,493,025	2,320,956
Income tax payable	701,664	73,768
Bank borrowings	13,230,863	15,410,542

Total Current Liabilities	34,995,203	37,366,384

TOTAL LIABILITIES	34,995,203	37,366,384

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Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(Stated in US Dollars)

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$

STOCKHOLDERS’ EQUITY
Preferred stock
Par value: US$0.0001
Authorized: 10,000,000 shares
Issued and outstanding: none

Common stock
Par value : US$0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2008 - 13,562,596 shares (2007 - 12,798,846 shares)	1,356	1,280
Additional paid-in capital	5,048,763	2,765,870
Accumulated other comprehensive income	2,015,772	1,157,872
Retained earnings	9,332,454	7,628,525

TOTAL STOCKHOLDERS’ EQUITY	16,398,345	11,553,547

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	51,393,548	48,919,931